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                                                                    EXHIBIT 99.1

FLORSHEIM GROUP INC.
200 NORTH LASALLE STREET
CHICAGO, ILLINOIS 60601                     FOR FURTHER INFORMATION PLEASE CALL:
                                                      THOMAS P. POLKE
                                                      (312) 458-7421


                                                           FOR IMMEDIATE RELEASE



                  FLORSHEIM REPORTS NOTICE OF NASDAQ DELISTING




         Chicago, Illinois, February 8, 2002, - Florsheim Group Inc. (NASDAQ:
FLSC) today announced that it has received notice from Nasdaq Stock Market, Inc. indicating that the Company fails to comply with the net tangible assets, market capitalization, and net income requirements for continued listing on the Nasdaq Small Cap Market, as set forth in Marketplace Rule 4310(c)(2)(B), and that the Company's common stock is subject to delisting. Nasdaq further advised that the Company's common stock will be delisted at the opening of business on February 12, 2002.

         The Company meets the eligibility criteria to have its common stock quoted on the OTC Bulletin Board (OTCBB), and the common stock may be quoted on the OTCBB following delisting from the Nasdaq Small Cap Market. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter securities. Information regarding the OTCBB can be found on the internet at www.otcbb.com.

         Florsheim Group Inc. designs, markets, and sources a diverse and extensive range of products in the middle to upper price range of the men's quality footwear market. Florsheim distributes its products in more than 6,000 department stores and specialty store locations worldwide, through approximately 122 company-operated specialty and outlet stores and 43 licensed stores worldwide.

                                    * * * * *

         The statement that the Company's common stock may be quoted on the OTC Bulletin Board constitutes a forward-looking statement within the meaning of
Section 21E of the Securities and Exchange Act of 1934, as amended, and is subject to certain risks and uncertainties over which the Company may have no control, such as the failure of market makers to registrar to quote the Company's common stock on the OTCBB. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.